EXHIBIT 99.01
ART TECHNOLOGY GROUP, INC.
2006 EXECUTIVE MANAGEMENT COMPENSATION PLAN
     The following executive officers of ATG are eligible to participate in this plan, subject to the execution by the executive officer of the Terms and Conditions of Participation set forth as Exhibit A to this plan. The target bonus payout for the indicated periods and the applicable performance metrics for each executive officer are as follows :

		TARGET BONUS
		PAYOUT
		(AT 100% OF
		PERFORMANCE
TITLE	PERIOD	METRICS)	PERFORMANCE METRICS

CEO	Annual*	$200,000	35% ATG Worldwide Product &
			Service Revenue
			10% ATG Worldwide Hosting Revenue
			35% ATG Operating Profit**
			20% MBOs

CFO	Annual*	$100,000	30% ATG Operating Profit**
			30% ATG Revenue
			20% Investor Satisfaction
			20% Cash Mgmt

SVP SALES	Annual *	$40,000	100% ATG Operating Profit**

	Quarterly	$40,000/quarter	50% ATG Revenue
		($160,000/year)	50% Bookings

SVP MARKETING	Annual*	$100,000	30% ATG Operating Profit**
			40% ATG Revenue
			30% Marketing Initiatives

SVP HUMAN	Annual*	$80,000	40% ATG Operating Profit**
RESOURCES			25% ATG Revenue
			20% HR Initiatives/MBOs
			15% Employee Satisfaction

SVP PRODUCTS &	Annual*	$100,000	30% ATG Operating Profit**
TECHNOLOGY			30% ATG Revenue
			40% Achieving Product Roadmap
			Quality and Delivery on Schedule

*	No bonus will be paid for the annual period unless ATG achieves, at minimum, 50% of its operating profit goal for 2006.

**	In measuring the ATG operating profit, restructuring charges and option expensing are excluded but amortization and depreciation are included.

EXHIBIT A
TERMS AND CONDITIONS OF PARTICIPATION
ATG 2006 EXECUTIVE MANAGEMENT COMPENSATION PLAN
1.	No incentive payments will be paid unless you are actively employed by ATG at the time incentive payments are made, or unless otherwise provided in a separate written agreement between you and ATG. Payments are generally made six to twelve weeks following the end of the applicable period if approved financial statements are available.

2.	These payments are offered as an incentive, but are not guaranteed. ATG (including the Compensation Committee of ATG’s Board of Directors) reserves the sole right to make changes to any and all terms and conditions of the 2006 Executive Management Compensation Plan due to changes in business conditions, performance of the executive or the company or other factors, at the sole discretion of the Compensation Committee of ATG’s Board of Directors.

3.	ATG reserves the right to make goal substitutions to meet changing business requirements. There may be additional deliverables not explicitly detailed in the attached MBO listing, as specified by ATG Management.

4.	Participation in the 2006 Executive Management Compensation Plan is no guarantee of participation in any subsequent plans. The company reserves the sole right to designate participants, and to make any and all changes to a participant’s yearly plan.

5.	The final payout amount to the executive officers, except the chief executive officer, must be approved by the Compensation Committee of ATG’s Board of Directors, including payout of any amounts over 100% of target and partial payments when targets are partially achieved. The final payout amount to the chief executive officer will be recommended to the Board of Directors by the Compensation Committee of ATG’s Board of Directors and approved by the ATG Board of Directors. Additional factors may be considered in determining the final payout amount.

6.	In all circumstances, the amount and timing of any incentive payment are solely within the discretion of the Compensation Committee of ATG’s Board of Directors and the ATG Board of Directors, regardless of the provisions of the 2006 Executive Management Compensation Plan.

Agreed by:

Executive Signature	Date

CEO Signature	Date